EXHIBIT 12
                                                                      ----------

                               HARSCO CORPORATION

               Computation of Ratios of Earnings to Fixed Charges

                             (Dollars in Thousands)


                                                                                   YEARS ENDED DECEMBER 31
                                                              ----------------------------------------------------------------
                                                                 2004          2003         2002         2001(a)      2000(a)
                                                              ----------    ----------   ----------    ----------   ----------
   Pre-tax income from continuing operations (net of          $  162,574    $  128,707   $  130,650    $  113,195   $  139,741
      minority interest in net income)

   Add fixed charges computed below                               65,978        61,520       64,424        72,265       64,429

   Net adjustments for equity companies                              461         1,062         (219)        2,747        3,749

   Net adjustments for capitalized interest                         (124)           14          121           152          125
                                                              ----------    ----------   ----------    ----------   ----------

   Consolidated Earnings Available for Fixed Charges          $  228,889    $  191,303   $  194,976    $  188,359   $  208,044
                                                              ==========    ==========   ==========    ==========   ==========

Consolidated Fixed Charges:

   Interest expense per financial statements (b)              $   41,057    $   40,513   $   43,323    $   53,190   $   50,082

   Interest expense capitalized                                      251           101           --            --            2

   Portion of rentals (1/3) representing an interest factor       24,670        20,906       20,972        19,075       14,345

   Interest expense for equity companies whose debt is
      guaranteed                                                      --            --          129            --           --
                                                              ----------    ----------   ----------    ----------   ----------

   Consolidated Fixed Charges                                 $   65,978    $   61,520   $   64,424    $   72,265   $   64,429
                                                              ==========    ==========   ==========    ==========   ==========

Consolidated Ratio of Earnings to Fixed Charges                     3.47          3.11         3.03          2.61         3.23
                                                              ==========    ==========   ==========    ==========   ==========

(a) In order to comply with the Financial Accounting Standards Board (FASB) Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," 2001 and 2000 information has been reclassified for comparative purposes.
(b)   Includes amortization of debt discount and expense.